Exhibit 1

[Letterhead of Sutherland Asbill & Brennan LLP]

November 8, 2005

Technology Investment Capital Corporation
8 Sound Shore Drive, Suite 255
Greenwich, CT 06830

Re:     Technology Investment Capital Corp. Registration Statement on Form N-2

(File No. 333-127974)

Ladies and Gentlemen:

We have acted as counsel to Technology Investment Capital Corp., a Maryland corporation (the "Company"), in connection with the preparation and filing of the above-referenced Registration Statement on Form N-2 initially filed by the Company with the Securities and Exchange Commission (the "Commission") on August 31, 2005 under the Securities Act of 1933, as amended (the "1933 Act"), relating to offering from time to time by the Company of up to 5,000,000 shares (the "Shares") of the Company's common stock, par value $0.01. The Registration Statement provides that the Common Stock may be offered in amounts, at prices, and on terms to be set forth in one or more supplements (each a "Prospectus Supplement") to the final prospectus (the "Prospectus").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company's Articles of Incorporation and Amended and Restated Bylaws as amended through the date hereof, (ii) copies of certain resolutions of the Board of Directors of the Company relating to the authorization of the filing of the Registration Statement and any amendments or supplements thereto, and the proposed issuance of the Shares and related matters, and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below. We have also examined such questions of law as we have considered necessary or appropriate for purposes of this opinion.

In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies.

We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.

We assume that the issuance, sale and amount of Shares to be offered from time to time will be authorized and determined by proper action of the Board of Directors (each, a "Board Action") in accordance with the parameters described in the Registration and in accordance with the Company's Articles of Incorporation and Amended and Restated Bylaws and with applicable Maryland law.

We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Maryland.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Board Action has occurred and (iii) certificates representing the Shares are duly executed, countersigned, registered and duly delivered upon payment of the consideration therefor in accordance with the terms and provisions of such Board Action, and as described in the Registration Statement, Prospectus and Prospectus Supplement relating thereto, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the "Legal matters" section of the prospectus included in the

Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ SUTHERLAND ASBILL & BRENNAN LLP